EXHIBIT 10.3



                        MERCANTILE FOMENTATION AGREEMENT


      Private mercantile fomentation agreement and other adjustments entered into between parties qualified below, pursuant to provisions and conditions agreed and accepted as follows:

I - INTRODUCTION

CONTRACTOR - SELLER
Corporate name:
Gen.Taxpayer's Reg.(CNPJ)
Address:

CONTRACTOR - SELLER REPRESENTATIVES
Name:                        :
Ind. Taxpayer's Reg.(CPF)    :

CONTRACTED PARTY - BUYER
Corporate name:              : UCS FOMENTO COMERCIAL S/A
Gen.Taxpayer's Reg.(CNPJ)    : 04.526.926/0001-76
State Enrollment:            : EXEMPT
Address:                     RUA PAMPLONA, 1005, 4O AND. CJ. 4A   - CEP(ZIP): 01405-030
                             City: SAO PAULO   State: SAO PAULO   Phone/Fax: (11)3266-4264

II - CLAUSES AND CONDITIONS OF THE AGREEMENT

      CLAUSE 1 - The present agreement aims at the mercantile fomentation of Contractor/Assignor's activities by the Contracted Party/Assignee, upon cumulative and continuous service render for consultancy on credit, market, risk selection, credit administration, follow-up of accounts receivable and payable and/or services as may be from time to time expressly requested, together with total or partial purchase of credit rights resulting from mercantile sales and/or service render, for payment on account, performed by the Contractor/Assignor.
      SOLE PARAGRAPH - In view of the present mercantile fomentation agreement, the Contractor/Assignor hereby declare that it knows and accepts both system and conditions regarding Mercantile Fomentation - FACTORING, specially transfer of title of its rights as from time to time may be granted to the Contracted Party/Assignee, which will become the legal owner of the same, all in compliance with articles 286 to 298 and 594 of the Civil Code and pursuant to terms of article 28, ss.1, item "c" 4, of law 8.981 dated January 20, 1995, of Resolution 2.144, dated February 22, 1995, of the National Monetary Council, Circular Letter 1359 dated September 30, 1998, of Central Bank of Brazil, by articles 15 of Law 9.249/95, 58 of law 9.430/96, 58 of law 9.532/97 and Decree 4494/2002.

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      CLAUSE 2 - Assignment of rights by Contractor/Assignor will occur on a
"pro-soluto" basis, the same being responsible for all obligations pertaining to assignment of rights based on articles 286 to 298 of the Civil Code and ordinary legislation as applicable.
      PARAGRAPH 1 - It is hereby agreed that the Contractor/Assignor is obliged to answer before the Contracted Party/Assignee for risks and losses of credit rights occasionally granted, in case of exceptions as to legitimacy, legality and veracity thereof, undertaking, in this act, to reimburse values paid by the Contracted Party/Assignee and legal arrears interest.
      PARAGRAPH 2 - Upon Contracted Party/Assignee' sole discretion, values due by the Contractor/Assignor as defined in this clause may be compensated in subsequent credit right assignments. Such criterion of value reimbursement constitutes a mere liberality of the Contracted Party/Assignee, and the Contractor/Assignor is not entitled to claim about the mode or term of value compensation.
      PARAGRAPH 3 - Parties expressly recognize that, through the present instrument, conjugated with additive/"borderos" representing the assignment of rights delivered to the Contracted Party/Assignee, transfer of title for rights over credits described in the same is performed to the Contracted Party/Assignee.
      PARAGRAPH 4 - The Contractor/Assignor is obliged, in this act, to indicate in above-mentioned additives/"borderos", the person with specific powers, by force of an express mandate to, in its name, sign the assignment. The mandataries should be indicated under an additive term to the present instrument, which will have the same force as a power of attorney.

      CLAUSE 3 - The Contractor/Assignor will send to the Contracted Party/Assignee the documents representing the credit rights of transferred deeds, evidencing the sales of goods and/or service render.
      PARAGRAPH 1 - The Contractor/Assignor, upon its discretion, may not deliver copies of fiscal invoices and delivery vouchers of goods or services mentioned in the heading; in this case, it should keep them under its custody and responsibility, in the capacity of trustee, it being obliged to deliver them, if requested to do so, within forty-eight (48) hours counted from the request, otherwise, bonds regarding such documents will be considered vitiated, with the consequent obligation of resale as provided in Clause 5.
      PARAGRAPH 2 - For all effects of this agreement, the Contractor/Assignor in this act appoints as a Trustee its legal representative undersigned, who is obliged to keep his custody of the documents referred to in Paragraph 1.

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      CLAUSE 4 - The Contractor/Assignor, who is civil and criminally responsible for legality, veracity and legitimacy of the credit rights granted, is obliged to communicate the Contracted Party/Assignee, within a 48 hour period, any claim, modification or cancel as to services originating the rights negotiated with the Contracted Party/Assignee.
      SOLE PARAGRAPH - The "pro soluto" condition agreed in Clause 2 above will be automatically annulled, thereby becoming a "pro solvendo" condition, and thus the Contractor/Assignor assumes full responsibility for the payment of credits negotiated, specially:

      (I) If the credits are object of other type of sale, adjustment or burdening, without the prior and express consent by the Contracted Party/Assignee;

      (II) If the credits involved in the negotiation with the Contracted Party/Assignee can offer a chance for compensation argument and/or another way to reduce or modify any of the conditions of credit rights negotiated; and

      (III) If the lack of payment by the drawee results from:

            a)    an act of the Contractor/Assignor's responsibility;
            b) any exception, defense or justification of the drawee based on a fact of Contractor/Assignor's responsibility or contrary to the terms of this agreement;
            c) any exception, defense or justification of the drawee based either on disclaimer or partial acceptance of the service or any type of arrears or default by the Contractor/Assignor with the drawer;
            d) Drawee's judicial or extrajudicial claim against the Contractor/Assignor.

      CLAUSE 5 - After completing the operation and if the occurrence of vices or any other exceptions as to the origin of bond(s) negotiated has been confirmed, the Contractor/Assignor is obliged to repurchase them from the Contracted Party/Assignee for the face value negotiated, added of a 10% (ten percent) fine and 1% (one percent) arrears interest per month, within the thirty
(30) day period, under penalty of administrative and judicial collection.

      CLAUSE 6 - Services rendered to the Contractor/Assignor, according to article 594 of the Civil Code and pursuant to terms of law 8981 dated 01/20/95, imply a payment of a value which is freely negotiated among parties, which will be the result of application of a percentage over the face value of the Additive/"bordero" or a fixed value by "bordero" unit, collected "ad valorem" from 0.25% to 3.00%, submitted to analysis and approval by the Contracted Party/Assignee, for realization of each operation.

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      CLAUSE 7 - By the assignment of credit rights, the Contracted
Party/Assignee will pay the value as negotiated and adjusted in Additive/"Bordero of each operation, by application of the Purchase factor and characterized as sales of rights in cash. The transfer of bonds granted by the Contractor to the Contracted Party will be performed as admitted in law, the Contractor/Assignor becoming its sole and legitimate owner.

      CLAUSE 8 - The Contractor/Assignor, when authorized by the Contracted Party/Assignee, may receive in its cash the credit negotiated, applying arrears interests and fines whenever the receipt so requires.
      PARAGRAPH 1 - the Contractor/Assignor must transfer the values specified in this clause to the Contracted Party/Assignee in the first business day after that in which the receipt has occurred.
      PARAGRAPH 2 - Occasional differences in credit values of the Contracted party/Assignee accepted for receipt in the Contractor/Assignor's cash will be compensated as described in Clause 2 above.
      PARAGRAPH 3 - Receipt of credits owned by the Contracted Party/Assignee at the Contractor/Assignor's cash may be performed only upon prior and express agreement by the Contracted Party/Assignee.

      CLAUSE 9 - The present agreement is signed for indeterminate time. It can be cancelled upon a mere written communication by one of the parties. The present agreement will become null and void of full right in case of assignment for the benefit of creditors, bankruptcy or liquidation of the Contractor/Assignor or further by non-compliance with any clause of this agreement. In any event, provisions of the sole paragraph of this clause applies.
      SOLE PARAGRAPH - In any case of rescission of the present agreement, Contracted Party/Assignee's right to receive all credits which have been granted to it will subsist.

      CLAUSE 10 - Parties grant to this agreement the condition of extrajudicial bond, pursuant to articles 583 and 585 of the Civil Process Code, with possibility of specific execution.

      CLAUSE 11 - Omitting cases will be settled both by the legislation in force and the general principles of mercantile law.

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      CLAUSE 12 - The forum of the county of Sao Paulo is elected to settle any disputes derived from the present instrument, with exclusion of any other, the most privileged it may be.

                                                       Sao Paulo, ________  2004

Signed:

__________________ - Contractor
UCS FOMENTO COMERCIAL S/A - Contracted Party
Representative:

Witnesses:

Name: ______________                           Name: _____________
RG: ________________                           RG: _______________
Address: ___________                          Address: ___________